CERTIFICATE OF AMENDED AND

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                 RADIO ONE, INC.

         The undersigned, being the duly elected President and Chief Executive Officer of Radio One, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), hereby declares and certifies the following:

         1. That the Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on July 15, 1996 (the "Certificate of Incorporation").

         2. That the present name of the Corporation is Radio One, Inc.

         3. That the Board of Directors of the Corporation, pursuant to Sections 141, 242 and 245 of the DGCL, adopted resolutions authorizing the Corporation to amend, integrate and restate the Certificate of Incorporation of the Corporation in its entirety to read as set forth in Exhibit A attached hereto and made a part hereof (the "Amended and Restated Certificate").

         4. That the stockholders of the Corporation approved and adopted the Amended and Restated Certificate in accordance with Sections 228, 242 and 245 of the DGCL.

     IN WITNESS WHEREOF, the undersigned has executed this certificate in the name and on behalf of the Corporation as of this th day of March, 1998.

                                 By:
                                    --------------------------------------------

                                    Name: Alfred C. Liggins
                                    Title: President and Chief Executive Officer